FUND PARTICIPATION AGREEMENT

           THIS AGREEMENT is executed as of March 16, 2011, and effective as of April 1, 2011, by and among BLACKROCK VARIABLE SERIES FUNDS, INC. an open-end management investment company organized as a Maryland corporation (the “Fund”), BLACKROCK INVESTMENTS, LLC (“BRIL”), a broker-dealer registered as such under the Securities Exchange Act of 1934, as amended (the “Underwriter”), BLACKROCK ADVISORS, LLC (“BAL”), a duly registered investment adviser under the Investment Advisers Act of 1940, as amended, and FIRST SECURITY BENEFIT LIFE INSURANCE AND ANNUITY COMPANY OF NEW YORK, a life insurance company organized under the laws of the state of New York (“Company”), on its own behalf and on behalf of each separate account of the Company set forth on Schedule A, as may be amended from time to time (the “Accounts”).

W I T N E S S E T H:

           WHEREAS, the Fund has filed a registration statement with the Securities and Exchange Commission (“SEC”) to register itself as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and to register the offer and sale of its shares under the Securities Act of 1933, as amended (the “1933 Act”); and

           WHEREAS, the Fund desires to act as an investment vehicle for separate accounts established for variable life insurance policies and variable annuity contracts to be offered by insurance companies that have entered into participation agreements with the Fund (the “Participating Insurance Companies”); and

            WHEREAS, the Underwriter is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”), is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”) and acts as principal underwriter of the shares of the Fund; and

           WHEREAS, the capital stock of the Fund is divided into several series of shares, each series representing an interest in a particular managed portfolio of securities and other assets; and

           WHEREAS, the several series of shares of the Fund offered by the Fund to the Company and the Accounts are set forth on Schedule B attached hereto (each, a “Portfolio,” and, collectively, the “Portfolios”); and

            WHEREAS, the Fund has received an order from the SEC granting Participating Insurance Companies and their separate accounts exemptions from the provisions of sections 9(a), 13(a), 15(a) and 15(b) of the 1940 Act, and rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Fund to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated life insurance companies, or by qualified pension and retirement plans (the “Shared Fund Exemptive Order”); and

            WHEREAS, the Adviser is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and is the Funds’ investment adviser; and

            WHEREAS, the Company has registered or will register under the 1933 Act certain variable life insurance policies and/or variable annuity contracts funded or to be funded through one or more of the Accounts (the “Contracts”); and

            WHEREAS, the Company has registered or will register each Account as a unit investment trust under the 1940 Act; and

            WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in one or more of the Portfolios (the “Shares”) on behalf of the Accounts to fund the Contracts, and the Fund intends to sell such Shares to the relevant Accounts at such Shares’ net asset value.

           NOW, THEREFORE, in consideration of their mutual promises, the parties agree as follows:

ARTICLE 1
Sale of the Fund Shares

                1.1.a.       The Fund hereby appoints the Company as an agent of the Fund for the limited purpose of receiving purchase and redemption requests on behalf of the Accounts (but not with respect to any Fund Shares that may be held in the general account of the Company) for shares of those Portfolios made available hereunder, based on allocations of amounts to the Accounts or subaccounts thereof under the Contracts and other transactions relating to the Contracts or the Accounts.  Receipt of any such request (or relevant transactional information therefor) on any day the New York Stock Exchange is open for trading and on which the Fund calculates its net asset value pursuant to the rules of the SEC (a “Business Day”) by the Company as such limited agent of the Fund prior to the close of regular trading on the New York Stock Exchange (normally 4:00 p.m. Eastern Time, the “Close of Trading”) shall constitute receipt by the Fund on that same Business Day.

1.1.b.       Subject to Section 1.3, the Fund shall make shares of the Portfolios available to the Accounts at the most recent net asset value provided to the Company prior to receipt of such purchase order by the Fund (or the Fund’s transfer agent), in accordance with the operational procedures mutually agreed to by the Fund and the Company from time to time and the provisions of the then current prospectus of the Portfolios. Shares of a particular Portfolio of the Fund shall be ordered in such quantities and at such times as determined by the Company to be necessary to meet the requirements of the Contracts.  The Directors of the Fund (the “Directors”) may refuse to sell shares of any Portfolio to any person (including the Company and the Accounts), or suspend or terminate the offering of shares of any Portfolio, if such action is required by law or by regulatory authorities having jurisdiction in their sole discretion when acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, if they deem such actions necessary in the best interests of the shareholders of such Portfolio.

1.2           NSCC Fund/SERV system or Manual transactions:

Fund/SERV Transactions.  If the parties choose to use the National Securities Clearing Corporation’s Mutual Fund Settlement, Entry and Registration Verification (“Fund/SERV”) system, any corrections to a Fund’s prices for the prior trade date will be submitted through the Mutual Fund Profile with the correct prices and applicable date and will be communicated by facsimile or email.  If the corrections are dated later than trade date plus one, a facsimile or email should be sent in addition to the Mutual Fund Profile submission; or

Manual Transactions.  If the parties choose not to use Fund/SERV, if there are technical problems with Fund/SERV, or if the parties are not able to transmit or receive information through Fund/SERV, any corrections to a Fund’s prices should be communicated by facsimile or by electronic transmission, and will include for each day on which an adjustment has occurred the incorrect Fund price, the correct price, and the reason for the adjustment.  The Underwriter and the

Adviser agree that the Company may send this notification or a derivation thereof (so long as such derivation is approved in advance by the Underwriter or the Adviser, as applicable) to Contract owners whose Contracts are affected by the adjustment.

Purchases and Redemption Orders; Settlement of Transactions and Method of Communication.

1.2.a.   Fund/SERV Transactions. If the parties choose to use Fund/SERV, the following provisions shall apply:

The Company and the Fund or its designee will be bound by the terms of the Fund/SERV Agreement filed by each with the NSCC.  Without limiting the generality of the following provisions of this section, the Company and the Fund or its designee each will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by the NSCC applicable to Fund/SERV and the Networking Matrix Level utilized.

Any information transmitted through NSCC’s Networking system (“Networking”) by any party to the other and pursuant to this Agreement will be accurate, complete, and in the format prescribed by the NSCC.  Each party will adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Networking and to limit the access to, and the inputting of data into, Networking to persons specifically authorized by such party.

On each Business Day, the Company shall aggregate and calculate the net purchase and redemption orders for each Account received by the Company prior to the Close of Trading on each Business Day.  The Company shall communicate to the Fund or its designee for that Business Day, by Fund/SERV, the net aggregate purchase or redemption orders (if any) for each Account received by the Close of Trading on such Business Day (the “Trade Date”) no later than 6:00 a.m. Eastern Time on the Business Day following the Trade Date.  All orders received by the Company after the Close of Trading on a Business Day shall not be transmitted to NSCC prior to the following Business Day.  The Fund or its designee shall treat all trades communicated to the Fund or its designee in accordance with this provision as if received prior to the Close of Trading on the Trade Date.

All orders are subject to acceptance by the Fund or its designee and become effective only upon confirmation by the Fund or its designee. Upon confirmation, the Fund or its designee will verify total purchases and redemptions and the closing share position for each Account.  In the case of delayed settlement, the Fund or its designee shall make arrangements for the settlement of redemptions by wire no later than the time permitted for settlement of redemption orders by the 1940 Act. Such wires should be sent to:

UMB Bank
ABA#:  101000695
Account Title: First Security Benefit Life Operating Account
Account No.:9870857391
Reference: trade settlement

1.2.b.   Manual Transactions.  If the parties choose not to use Fund/SERV, if there are technical problems with Fund/SERV, or if the parties are not able to transmit or receive information through Fund/SERV, the following provisions shall apply:

Next Day Transmission of Orders.  On each Business Day, the Company shall aggregate and calculate the net purchase and redemption orders for each Account received by the Company prior to the Close of Trading on such Business Day.  Prior to 8:30 a.m. Eastern Time (or such other time as may be agreed by the parties from time to time) on the next following Business Day, the Company shall communicate to the Fund or its designee by facsimile or, in the Company’s discretion, by telephone or any other method agreed upon by the parties, the net aggregate purchase or redemption orders (if any) for each Account received by the Close of Trading on the prior Business Day (the “Trade Date”).  All orders communicated to the Fund or its designee by the 8:30 a.m. deadline (or such other time as may be agreed by the parties from time to time) shall be treated by the Fund or its designee as if received prior to the Close of Trading on the Trade Date.

Purchases.  With respect to purchase orders placed by the Company by 8:30 a.m. Eastern Time (or such other time as may be agreed by the parties from time to time) on the first Business Day following the Trade Date, the Company will use its best efforts to transmit each purchase order to the Fund or its designee in accordance with written instructions previously provided by the Fund or its designee to the Company.  The Company will use its best efforts to initiate by wire transfer to the Fund or its designee purchase amounts prior to 1:00 p.m. Eastern Time on the next Business Day following the Trade Date.  In the event that the Company shall fail to pay in a timely manner for any purchase order validly received by the Fund or its designee, the Company shall hold the Fund or its designee harmless from any losses reasonably sustained by the Fund or its designee as the result of acting in reliance on such purchase order.

Redemptions.  With respect to redemption orders placed by the Company by 8:30 a.m. Eastern Time (or such other time as may be agreed by the parties from time to time) on the first Business Day following the Trade Date, the Fund or its designee will use its best efforts to initiate by wire transfer to the Company proceeds of such redemptions by 4:00 p.m. Eastern Time on the next Business Day following the Trade Date. In the event that the Fund or its designee shall fail to pay in a timely manner for any redemption order, the Fund or its designee shall hold the Company harmless from any losses reasonably sustained by the Company as the result of acting in reliance on such redemption order.

Unless otherwise informed in writing, redemption wires should be sent to:

UMB Bank
ABA#: 101000695
Account Title: Security Benefit Life Operating Account
Account No.:9870848783
Reference: trade settlement

1.3            Subject to Section 1.3, the Fund will redeem any full or fractional shares of any Portfolio when requested by the Company on behalf of an Account at the most recent net asset value provided to the Company prior to receipt by the Fund (or the Fund’s transfer agent) of the request for redemption, as established in accordance with the operational procedures mutually agreed to by the Fund and the Company from time to time and the provisions of the then current prospectus of the Portfolios.  The Fund shall make payment for such shares in accordance with Sections 1.2.a. and 1.2.b., but in no event shall payment be delayed for a greater period than is permitted by the 1940 Act (including any Rule or order of the SEC thereunder).

                1.4           (a) The Company will not aggregate orders received from its Contract holders at or after the Close of Trading with orders received before the Close of Trading, and warrants that its internal control structure concerning the processing and transmission of orders is suitably designed to prevent or detect on a timely basis orders received at or after the Close of Trading from being aggregated with orders received before the Close of Trading and to minimize errors that could result in late transmission of orders. Orders received by the Company before the Close of Trading will receive the net asset value determined as of the Close of Trading on that day and orders received by the Company at or after the Close of Trading will receive the net asset value determined as of the Close of Trading on the next Business Day.

1.5           Issuance and transfer of shares of the Portfolios will be by book entry only. Share certificates will not be issued to the Company or the Account.  Shares ordered from the Fund will be recorded in the appropriate title for each Account or the appropriate sub-account of each Account.

                1.6           The Fund or its designee shall furnish prompt written notice to the Company of any income, dividends or capital gain distribution payable on Shares.  The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on a Portfolio’s Shares in additional Shares of that Portfolio. The Company reserves the right, on its behalf and on behalf of the Accounts, to revoke this election and to receive all such dividends and capital gain distributions in cash.   The Fund shall notify the Company in writing of the number of Shares so issued as payment of such dividends and distributions.

1.7           The Fund shall compute the closing net asset value and any dividend, income accrual, and capital gains information for the Portfolios as of the Close of Trading on each Business Day.  The Fund shall make the net asset value per share for each Portfolio available to the Company on a daily basis as soon as reasonably practical after the net asset value per share is calculated and shall use its best efforts to make such net asset value per share available by 7:00 p.m. Eastern Time. If the Fund provides materially incorrect share net asset value information, it shall make an adjustment to the number of shares purchased or redeemed for any affected Account to reflect the correct net asset value per share, and the Fund shall bear the cost of correcting such errors.  Any error of a lesser amount shall be corrected in the next Business Day’s net asset value per share.  Any material error in the calculation or reporting of net asset value per share, dividend or capital gains information shall be reported promptly in writing upon discovery to the Company.

               1.8           The Company agrees that it will not take any action to operate an Account as a management investment company under the 1940 Act without the Fund’s and the Underwriter’s prior written consent.

                1.9           The Fund agrees that its Shares will be sold only to Participating Insurance Companies and their separate accounts.  No Shares of any Portfolio will be sold directly to the general public.  The Company agrees that Shares will be used only for the purposes of funding the Contracts through the Accounts listed in Schedule A, as amended from time to time.

               1.10           The Fund agrees that all Participating Insurance Companies shall have the obligations and responsibilities regarding conflicts of interest corresponding to those contained in Article 4 of this Agreement.

       1.11           The Fund reserves the right to reject any purchase orders, including exchanges, for any reason, including if the Fund, in its sole opinion, believes the Company’s Contract holder(s) is engaging in short-term or excessive trading into and out of a Portfolio or otherwise engaging in trading that may be disruptive to a Portfolio (“Market Timing”).  The Company acknowledges that  the Portfolios are intended for long term investment purposes and not for Market Timing or other forms of excessive short term trading, and  represents that it has adopted policies and procedures reasonably designed to identify and curtail excessive short term trading in interests in the Accounts.

Failure of the Fund to reject any purchase orders that might be deemed to be Market Timing shall not constitute a waiver of the Fund’s rights under this section. Pursuant to Rule 22c-2 of the 1940 Act, on behalf of the Fund, the Underwriter and the Company agree to comply with the terms included in the attached Schedule C as of the effective date of this Agreement.

ARTICLE 2
Obligations of the Parties

              2.1             The Fund shall prepare and be responsible for filing with the SEC and any state securities regulators requiring such filing, all annual and semi-annual shareholder reports, notices, proxy materials (or similar materials such as voting instruction solicitation materials), information statements, statutory prospectuses, summary prospectuses, prospectus supplements, and statements of additional information of the Fund (“Shareholder Communications”) required to be so filed.  The Fund shall bear the costs of registration and qualification of its Shares, preparation and filing of the documents listed in this Section 2.1 and all taxes to which an issuer is subject on the issuance and transfer of its Shares.

              2.2            The Underwriter or its designee shall provide the Company, free of charge, with as many copies of the current statutory and summary prospectus (describing only the Portfolios listed in Schedule B hereto) and other Shareholder Communications for the Shares as the Company may reasonably request for distribution to existing Contract owners whose Contracts are funded by such Shares.  The Underwriter or its designee shall provide the Company with as many copies of the Shareholder Communications for the Shares as the Company may reasonably require with expenses to be borne in accordance with Schedule E hereof.  If requested by the Company in lieu thereof, the Underwriter or its designee shall provide such documentation (including a soft copy of the new prospectus as set in type or, at the request of the Company, a diskette in the form sent to the financial printer, a print-ready PDF, or an electronic copy of the documents in a format suitable for printing and posting on the Company’s website) and other assistance as is reasonably necessary in order for the Company to have Shareholder Communications of different registered investment companies printed together in a single document or posted on the Company’s web-site or printed individually by the Company if it so chooses, with expenses to be borne in accordance with Schedule E hereof. In such case, Company agrees that any printer it selects shall be a reputable printer within the industry. Notwithstanding the above, the Company is not obligated to distribute any Shareholder Communication, except as required by law.

             2.3           The prospectus for the Shares shall state that the statement of additional information for the Shares is available from the Fund or its designee.

      2.4.           The Fund shall provide the Company with information regarding the Fund’s expenses, which information may include a table of fees and related narrative disclosure, for use in any prospectus or other descriptive document relating to a Contract.

      2.5.a.         Upon request, the Company shall furnish, or cause to be furnished, to the Fund or its designee, any prospectus for the Contracts or statement of additional information for the Contracts filed with the SEC in which the Fund, the Underwriter or BAL (“Fund Parties”) is named.  The Company shall furnish, or shall cause to be furnished, to the Fund or its designee, each piece of sales literature or other promotional material in which the Fund, the Underwriter or BAL is named.  No such material shall be used if any of the Fund Parties reasonably objects to such use within five (5) Business Days after receipt of such material.

      2.5.b.         Upon request, the Fund shall furnish to the Company at least one complete copy of all registration statements, prospectuses, statements of additional information, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Fund or its Shares, filed with the SEC or other regulatory authorities.  The Fund and the Underwriter, or their designee, shall furnish, or cause to be furnished, to the Company, each piece of sales literature or other promotional material that it develops and in which the Company, and/or the Account, is named. No such material shall be used if the Company reasonably objects to such use within five (5) Business Days after receipt of such material.

      2.5.c.          So long as, and to the extent the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners, or to the extent otherwise required by law, the Company shall, at the Company’s option, follow one of the two methods described below to provide pass-through voting privileges to contract owners:

(i)            Provide a list of Contract owners with value allocated to a Portfolio as of the record date to the Fund or its agent in order to permit the Fund to send solicitation material and gather voting instructions from Contract owners on behalf of the Company.  The Company shall also provide such other information to the Fund as is reasonably necessary in order for the Fund to properly tabulate votes for Fund initiated proxies.  In the event that the Company chooses this option, the Fund shall be responsible for properly “echo voting” shares of a Portfolio for which no voting instructions have been received.

(ii)           Solicit voting instructions from Contract holders itself and vote shares of the Portfolio in accordance with instructions received from Contract holders.  The Company shall vote the shares of the Portfolios for which no instructions have been received in the same proportion as shares of the Portfolio for which instructions have been received.
The Company reserves the right to vote Fund shares held in its general account in its own right, to the extent permitted by applicable laws.

      2.6            At the reasonable request of the Fund or its designee, the Company shall furnish, or shall cause to be furnished, as soon as practical, to the Fund or its designee copies of the following reports:

(a)	the Company’s annual financial report (prepared under generally accepted accounting principles (“GAAP”, if any);

(b)	the Company’s quarterly statements, if any;

(c)	any financial statement, proxy statement, notice or report of the Company sent to policyholders; and

(d)	any registration statement (without exhibits) and financial reports of the Company filed with any state insurance regulator.

              2.7           The Company shall not give any information or make any representations or statements on behalf of the Fund or Underwriter or concerning the Fund, the Underwriter or BAL in connection with the Contracts other than information or representations contained in and accurately derived from the registration statement or prospectus for the Shares (as such registration statement and prospectus may be amended or supplemented from time to time), reports of the Fund,

Fund-sponsored proxy statements, or in sales literature or other promotional material approved by the Fund or Underwriter, except with the written permission of the Fund or Underwriter.

               2.8            Neither the Fund nor the Underwriter shall give any information or make any representations or statements on behalf of the Company or concerning the Company, the Accounts or the Contracts other than information or representations contained in and accurately derived from the registration statements or Contract prospectuses (as such registration statements or Contract prospectuses may by amended or supplemented from time to time), except with the written permission of the Company.

      2.9             The Company shall register and qualify the Contracts for sale to the extent required by applicable law. The Company shall amend the registration statement of the Contracts under the 1933 Act and registration statement for each Account under the 1940 Act from time to time as required in order to effect the continuous offering of the Contracts or as may otherwise be required by applicable law.  The Company shall register and qualify the Contracts for sale to the extent required by applicable securities laws and insurance laws of the various states.

      2.10            Solely with respect to Contracts and Accounts that are subject to the 1940 Act, so long as, and to the extent that the SEC interprets the 1940 Act to require pass-through voting privileges for variable Contract holders:  (a) the Company will provide pass-through voting privileges to owners of Contracts whose cash values are invested, through the Accounts, in Shares of the Fund; (b) the Fund shall require all Participating Insurance Companies to calculate voting privileges in the same manner and the Company shall be responsible for assuring that the Accounts calculate voting privileges in the manner established by the Fund pursuant to the Shared Fund Exemptive Order; (c) with respect to each Account, the Company will vote Shares of the Fund held by the Account and for which no timely voting instructions from Contract or Contract holders are received, as well as Shares held by the Account that are owned by the Company for their general accounts, in the same proportion as the Company votes Shares held by the Account for which timely voting instructions are received from Contract owners; and (d) the Company and its agents will in no way recommend or oppose or interfere with the solicitation of proxies for Fund Shares held by Contract owners without the prior written consent of the Fund, which consent may be withheld in the Fund’s sole discretion.

      2.11           If the Fund and the Company agree to distribute Fund summary prospectuses to  Contract owners pursuant to Rule 498 of the 1933 Act, as set forth in Schedule D of this Agreement, then each party to the Agreement represents and warrants that  it complies with the requirements of Rule 498 and applicable SEC guidance regarding the Rule in connection therewith, and that it maintains policies and procedures reasonably designed to ensure that it can meet its obligations in connection with Fund summary prospectuses. The parties agree to comply with the terms included in the attached Schedule D as of the effective date of this Agreement.

ARTICLE 3
Representations and Warranties

              3.1            The Company represents and warrants that it is an insurance company duly organized and in good standing under the laws of the State of New York, with full power, authority and legal right to execute, deliver and perform its duties and comply with its obligations under this Agreement and has established each Account as a separate account under such law and the Accounts comply in all material respects with all applicable federal and state laws and regulations.

       3.2           The Company represents and warrants that it has registered or, prior to any issuance or sale of the Contracts, will register each Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a separate account for the Contracts or, alternatively, has not registered an Account in proper reliance upon an exclusion from registration under the 1940 Act.  The Company further represents and warrants that the Contracts will be registered under the 1933 Act prior to any issuance or sale of the Contracts or are not registered because they are properly exempt from registration under the 1933 Act or will be offered exclusively in transactions that are properly exempt from registration under the 1933 Act; the Contracts will be issued in compliance in all material respects with all applicable federal and state laws.  The Company shall register and qualify the Contracts or interests therein as securities in accordance with the laws of the various states only if and to the extent deemed advisable by the Company.

                3.3           The Company represents and warrants that the Contracts are currently and at the time of issuance will be treated as annuity contracts or life insurance policies, whichever is appropriate, under applicable provisions of the Internal Revenue Code of 1986, as amended (“Code”).  The Company shall make every effort to maintain such treatment and shall notify the Fund and the Underwriter immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.

                3.4           The Fund represents and warrants that it is duly organized and validly existing under the laws of the State of Maryland and that it does and will comply in all material respects with the 1940 Act.

               3.5           The Fund represents and warrants that the Fund Shares offered and sold pursuant to this Agreement will be registered under the 1933 Act and duly authorized for issuance and sold in compliance with applicable state and federal securities laws, and that and the Fund is and shall remain registered under the 1940 Act.  The Fund shall amend its registration statement under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. If the Fund determines that notice filings are appropriate, the Fund shall use its best efforts to make such notice filings in accordance with the laws of such jurisdictions reasonably requested by the Company.

                3.6           The Fund has adopted a Distribution Plan (the “Plan”) with regard to the Class II and Class III shares of each Portfolio, pursuant to Rule 12b-1 under the 1940 Act. The Plan permits the Underwriter to pay to each Insurance Company that enters into an agreement with the Underwriter to provide distribution related services to Contract owners, a fee, at the end of each month, of up to 0.15% of the net asset value of the Class II shares and up to 0.25% of the net asset value of Class III shares of each Portfolio held by such Insurance Company. The Company agrees to waive the payment of any such distribution fee unless and until Underwriter has received such fees from the Fund.

       3.7           The Fund represents and warrants that it will comply and maintain each Portfolio’s compliance with the diversification requirements set forth in Section 817(h) of the Code and Section 1.817-5 of the regulations under the Code.  The Fund will notify the Company immediately upon having a reasonable basis for believing that a Portfolio has ceased to so comply or that a Portfolio might not so comply in the future.  In the event of a breach of this Section 3.7 by the Fund, it will immediately take all necessary steps to adequately diversify the Portfolio so as to achieve compliance within the grace period afforded by Section 1.817-5 of the regulations under the Code.

        3.8           The Fund represents and warrants that each Portfolio is currently qualified as a regulated investment company (“RIC”) under Subchapter M of the Code, and represents that it will maintain qualification of each Portfolio as a RIC.  The Fund will notify the Company immediately in writing upon having a reasonable basis for believing that a Portfolio has ceased to so qualify or that it might not so qualify in the future.  The Fund acknowledges that compliance with Subchapter M is an essential element of compliance with Section 817(h).

       3.8.a.        Upon request, the Fund shall provide the Company or its designee with reports certifying compliance with the aforesaid Section 817(h) diversification and Subchapter M qualification requirements.

                3.9.           The Company hereby certifies that it has established and maintains an anti-money laundering (“AML”) program that includes written policies, procedures and internal controls reasonably designed to identify its Contract holders and has undertaken appropriate due diligence efforts to “know its customers” in accordance with all applicable anti-money laundering regulations in its jurisdiction including, but not limited to, the USA PATRIOT Act of 2001 (the “Patriot Act”).  The Company further confirms that it will monitor for suspicious activity in accordance with the requirements of the Patriot Act and any other applicable regulations.  The Company agrees to provide the Fund with such information as it may reasonably request, including but not limited to, the filling out of questionnaires, attestations and other documents, to enable the Fund to fulfill its obligations under the Patriot Act, and, upon its request, to file a notice pursuant to Section 314 of the Patriot Act and the implementing regulations related thereto to permit the voluntary sharing of information between the parties hereto.  Upon filing such a notice the Company agrees to forward a copy to the Fund, and further agrees to comply with all requirements under the Patriot Act and implementing regulations concerning the use, disclosure, and security of any information that is shared.

               3.10            Company acknowledges and agrees that it is the responsibility of the Company to determine investment restrictions under state insurance law applicable to any Portfolio, and that the Fund shall bear no responsibility to the Company, for any such determination or the correctness of such determination. The Company has determined that the investment restrictions set forth in the current Fund Prospectus are sufficient to comply with all investment restrictions under state insurance laws that are currently applicable to the Portfolios as a result of the Accounts' investment therein. The Company shall inform the Fund of any additional investment restrictions imposed by state insurance law after the date of this agreement that may become applicable to the Fund or any Portfolio from time to time as a result of the Accounts' investment therein. Upon receipt of any such information from the Company, the Fund shall determine whether it is in the best interests of shareholders to comply with any such restrictions. If the Fund determines that it is not in the best interests of shareholders to comply with a restriction determined to be applicable by the Company, the Fund shall so inform the Company, and the Fund and the Company shall discuss alternative accommodations in the circumstances.

               3.11           The Company represents and warrants that each Account is a "segregated asset account" and that interests in each Account are offered exclusively through the purchase of or transfer into a "variable contract," within the meaning of such terms under Section 817 of the Code and the regulations thereunder. The Company will use its best efforts to continue to meet such definitional requirements, and it will notify the Fund immediately upon having a reasonable basis for believing that such requirements have ceased to be met or that they might not be met in the future.

       3.12.          The Underwriter represents and warrants that it is a member in good standing of the FINRA and is registered as a broker-dealer with the SEC.  The Underwriter further represents that it will sell and distribute the Fund Shares in accordance with any applicable state and federal securities laws.

       3.13.          The Adviser represents and warrants that it is registered as an investment adviser with the SEC.

       3.14.          The Fund, the Adviser, and the Underwriter represent and warrant that all of their trustees/directors, officers, employees, investment advisers, and other individuals or entities dealing with the money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than the minimum coverage as required currently by Rule 17g-1 of the 1940 Act or related provisions as may be promulgated from time to time.  The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

ARTICLE 4
Potential Conflicts

                4.1.a.         The parties to this Agreement acknowledge that the Fund has obtained the Shared Fund Exemptive Order granting exemptions from various provisions of the 1940 Act and the rules thereunder to separate accounts supporting variable life insurance policies to the extent necessary to permit them to hold Shares when Shares also are sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated Participating Insurance Companies and other qualified persons.  The Shared Fund Exemptive Order is conditioned upon the Fund and each Participating Insurance Company complying with conditions and undertakings substantially as provided in this Article 4. The Fund will not enter into a participation agreement with any other Participating Insurance Company unless it imposes the same conditions and undertakings on that company as are imposed on the company pursuant to this Article 4.

       4.1.b.         The parties acknowledge that the Fund’s Shares may be made available for investment to other Participating Insurance Companies.  In such event, the Directors of the Fund will monitor the Fund for the existence of any material irreconcilable conflict between or among the interests of participating qualified pension and retirement plans, variable annuity contract owners of all Participating Insurance Companies, and variable life insurance policy owners of all Participating Insurance Companies.  An irreconcilable material conflict may arise for a variety of reasons, including:  (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; or (f) a decision by an insurer to disregard the voting instructions of contract owners.  The Directors shall promptly inform the Company in writing if they determine that an irreconcilable material conflict exists and the implications thereof.

               4.2             The Company agrees to promptly report any potential or existing conflicts of which it is aware to the Directors.  The Company will assist the Directors in carrying out their responsibilities under the Shared Fund Exemptive Order by providing the Directors with all information reasonably necessary for them to consider any issues raised including, but not limited to, information as to a decision by the Company to disregard Contract owner voting instructions.

              4.3              If it is determined by a majority of the Directors, or a majority of the Fund’s Directors who are not affiliated with the Adviser or the Underwriter (the “Disinterested Directors”), that a material irreconcilable conflict exists that affects the interests of Contract owners, the

Company shall, in cooperation with other Participating Insurance Companies whose contract owners are also affected, at its expense and to the extent reasonably practicable (as determined by the Directors) take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, which steps could include:  (a) withdrawing the assets allocable to some or all of the Accounts from the Fund or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Fund, or submitting the question of whether or not such segregation should be implemented to a vote of all affected Contracts owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected Contract owners the option of making such a change; and (b) establishing a new registered management investment company or managed separate account. The Company will carry out the responsibility to take the foregoing action with a view only to the interests of Contract owners.

                4.4             If a material irreconcilable conflict arises because of a decision by the Company to disregard Contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Fund’s election, to withdraw the affected Account’s investment in the Fund and terminate this Agreement with respect to such Account; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the Disinterested Directors.  No charge or penalty will be imposed in connection with such a withdrawal. Any such withdrawal and termination must take place within 30 days after the Fund gives written notice that this provision is being implemented, subject to applicable law but in any event consistent with the terms of the Shared Fund Exemptive Order.  Until the end of such 30 day period, the Fund shall continue to accept and implement orders by the Company for the purchase and redemption of Shares.

                4.5             If a material irreconcilable conflict arises because a particular state insurance regulator’s decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the affected Account’s investment in the Fund and terminate this Agreement with respect to such Account within 30 days after the Fund informs the Company in writing that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the Disinterested Directors.  No charge or penalty will be imposed in connection with such a withdrawal.  Until the end of such 30 day period, the Fund shall continue to accept and implement orders by the Company for the purchase and redemption of shares of the Fund.

               4.6             For purposes of section 4.3 through 4.6 of this Agreement, a majority of the Disinterested Directors shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Company be required to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contract owners materially adversely affected by the irreconcilable material conflict.  In the event that the Directors determine that any proposed action does not adequately remedy any irreconcilable material conflict, then the Company will withdraw the Account’s investment in the Fund and terminate this Agreement within 30 days after the Directors inform the Company in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the Disinterested Directors. No charge or penalty will be imposed in connection with such a withdrawal.

               4.7             Upon request, the Company shall submit to the Directors such reports, materials or data as the Directors may reasonably request so that the Directors may fully carry out the duties imposed upon them by the Shared Fund Exemptive Order, and said reports, materials and data shall be submitted more frequently if deemed appropriate by the Directors.

               4.8             If and to the extent that Rule 6e-2 and Rule 6e-3 (T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the application for the Shared Fund Exemptive Order) on terms and conditions materially different from those contained in the application for the Shared Fund Exemptive Order, then the Fund and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary (a) to comply with Rules 6e-2 and 6e-3 (T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable, or (b) to conform this Article 4 to the terms and conditions contained in the Shared Fund Exemptive Order, as the case may be.

ARTICLE 5
Indemnification

               5.1            The Company agrees to indemnify and hold harmless the Fund Parties and each of their respective Directors, officers, employees and agents and each person, if any, who controls a Fund Party within the meaning of Section 15 of the 1933 Act (collectively the “Indemnified Parties” for purposes of this Article 5) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, “Losses”), to which the Indemnified Parties may become subject under any statute or regulation, or common law or otherwise, insofar as such Losses:

           (a)           arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the prospectuses for the Contracts or in sales literature generated or approved by the Company on behalf of the Contracts or Accounts (or any amendment or supplement to any of the foregoing) (collectively, “Company Documents” for the purposes of this Article 5), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Company by or on behalf of the Fund or Underwriter for use in Company Documents or otherwise for use in connection with the sale of the Contracts or Shares; or

            (b)         arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from Fund Documents as defined in Section 5.2(a) or from sales literature of the Fund) or wrongful conduct of the Company or persons under its control, with respect to the sale or distribution of the Contracts or Shares; or

            (c)         arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Fund Documents as defined in Section 5.2(a) or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Fund or Underwriter by or on behalf of the Company; or

            (d)           arise out of or result from any material failure by the Company to provide the services or furnish the materials required under the terms of this Agreement; or

            (e)           arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company.

               5.2            The Underwriter, the Adviser, and the Fund agree severally to indemnify and hold harmless the Company and each of its directors, officers, employees and agents and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Article 5) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Fund Parties) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, “Losses”), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses:

            (a)           arise out of or are based upon any untrue statements or alleged untrue statement of any material fact contained in the registration statement or prospectus or sales literature for the Fund (or any amendment or supplement thereto) (collectively, “Fund Documents” for the purposes of this Article 5), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Fund Parties by or on behalf of the Company for use in Fund Documents or otherwise for use in connection with the sale of the Contracts or Shares; or

            (b)           arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from Company Documents) or wrongful conduct of a Fund Party or persons under its respective control, with respect to the sale or acquisition of the Contracts or Shares; or

            (c)           arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Company Documents or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Company by or on behalf of the Fund Parties; or

                   (d)           arise out of or result from any failure by the Underwriter, the Adviser, or the Fund to provide the services or furnish the materials required under the terms of this Agreement (including a failure of the Fund, whether unintentional or in good faith or otherwise, to comply with the diversification and other qualification requirements specified in Sections 3.7 and 3.8 of this Agreement); or

          (e)            arise out of or result from any material breach of any representation and/or warranty made by the Underwriter, the Adviser, or the Fund in this Agreement or arise out of or result from any other material breach of this Agreement by the Underwriter, the Adviser, or the Fund; or

          (f)           arise out of or result from the materially incorrect or materially untimely calculation or reporting of the daily net asset value per share or dividend or capital gain distribution rate;
       or

          (g)            arise out of or result from the non-compliance of rule 498.

            5.3           Neither the Company, the Underwriter, the Adviser, nor the Fund shall be liable under the indemnification provisions of Section 5.1 or 5.2, as applicable, with respect to any Losses incurred or assessed against any Indemnified Party to the extent such Losses arise out of or result from such Indemnified Party’s willful misfeasance, bad faith or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations or duties under this Agreement.

            5.4           Neither the Company, the Underwriter, the Adviser nor the Fund shall be liable under the indemnification provisions of Section 5.1 or 5.2, as applicable, with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the other party in writing within a reasonable time after the summons, or other first written notification, giving information of the nature of the claim shall have been served upon or otherwise received by such Indemnified Party (or after such Indemnified Party shall have received notice of service upon or other notification to any designated agent), but failure to notify the party against whom indemnification is sought of any such claim shall not relieve that party from any liability which it may have to the Indemnified Party in the absence of Sections 5.1 and 5.2.

In case any such action is brought against the Indemnified Parties, the indemnifying party shall be entitled to participate, at its own expense, in the defense of such action.  The indemnifying party also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the party named in such action.  After notice from the indemnifying party to the Indemnified Party of an election to assume such defense, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the indemnifying party will not be liable to the Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

ARTICLE 6
Termination

               6.1            This Agreement may be terminated by either party for any reason, with respect to some or all of the Portfolios, by ninety (90) days’ advance written notice delivered to the other party.

                6.2.a.        This Agreement may be terminated at the option of either the Underwriter or the Fund upon institution of formal proceedings against the Company by the FINRA, the SEC, the insurance commission of any state or any other regulatory body regarding the Company’s duties under this Agreement or related to the sale of the Contracts, the operation of the Account, the administration of the Contracts or the purchase of the Shares, or an expected or anticipated ruling, judgment or outcome which would, in the Fund’s or the Underwriter’s respective reasonable judgment, materially impair the Company’s ability to meet and perform the Company’s obligations and duties hereunder.

       6.2.b.        This Agreement may be terminated at the option of the Company upon institution of formal proceedings against the Adviser, the Underwriter, and/or the Fund by the FINRA, the SEC, the insurance commission of any state or any other regulatory body regarding the Adviser’s, Underwriter’s, or Fund’s duties under this Agreement, or an expected or anticipated ruling, judgment or outcome which would, in the Company’s reasonable judgment, materially impair the Adviser’s, Underwriter’s, or Fund’ ability to meet and perform its respective obligations and duties hereunder.

               6.3            This Agreement may be terminated at the option of the Fund or the Underwriter if the Internal Revenue Service determines that the Contracts cease to qualify as annuity contracts or life insurance policies, as applicable, under the Code, or if the Fund or Underwriter reasonably believes that the Contracts may fail to so qualify or if interests in an Account under the Contracts are not registered, where required, and, in all material respects, are not issued or sold in accordance with any applicable federal or state law.

               6.4            This Agreement may be terminated by the Fund or the Underwriter, at either’s option, if either the Fund or the Underwriter shall determine, in its sole judgment exercised in good faith, that either (1) the Company shall have suffered a material adverse change in its business or financial condition, (2) the Company shall have been the subject of material adverse publicity which is likely to have a material adverse impact upon the business and operations of either the Fund or the Underwriter, or (3) the Company breaches any obligation under this Agreement in a material respect and such breach shall continue unremedied for thirty (30) days after receipt by the Company of notice in writing from the Fund or Underwriter of such breach.

       6.5.a.         This Agreement may be terminated at the option of the Company if (A) the Internal Revenue Service determines that any Portfolio fails to qualify as a RIC under the Code or if the Company reasonably believes that a Portfolio may fail to so qualify and the Fund, upon written request, fails to provide reasonable assurance that it will correct the failure within thirty (30) days, (B) the Internal Revenue Service determines that any Portfolio fails to comply with the diversification requirements of Section 817(h) of the Code and any regulations thereunder or if the Company reasonably believes that a Portfolio may fail to so qualify and the Fund, upon written request, fails to provide reasonable assurance that it will take action to cure such failure, or (C) the Company shall determine, in its sole judgment exercised in good faith, that either (1) the Fund, the Adviser, and/or the Underwriter shall have suffered a material adverse change in its business or financial condition, (2) the Fund, the Adviser, and/or the Underwriter shall have been the subject of material adverse publicity which is likely to have a material adverse impact upon the business and operations of the Company, or (3) the Fund, the Adviser, and/ or Underwriter breaches any obligation under this Agreement in a material respect and such breach shall continue unremedied for thirty (30) days after receipt of notice in writing to the Fund, the Adviser, or the Underwriter from the Company of such breach.

       6.5.b.        This Agreement may be terminated at the option of any party upon assignment of the Agreement in contravention of the terms hereof.

6.5.c.  This Agreement may be terminated by the Company by written notice to the Fund and the Underwriter in the event Shares of the Fund are not registered, issued, or sold in accordance with applicable state and/or federal law or such law precludes the use of such Shares as an underlying investment medium of the Contracts issued or to be issued by the Company.

6.6           Notwithstanding any termination of this Agreement, the Fund will, upon the mutual written agreement of the parties hereto, continue to make available additional shares of the Fund pursuant to the terms and conditions of this Agreement, for all existing Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”).  Specifically, without limitation, upon the mutual agreement of the parties hereto the owners of the Existing Contracts will be permitted to reallocate investments in the Fund (as in effect on such date), redeem investments in the Fund and/or invest in the Fund upon the making of additional purchase payments under the Existing Contracts.

                6.7            In the event of a termination of this Agreement pursuant to this Article 6, if the parties agree to have the Fund continue to make Shares available after such termination to the owners of Existing Contracts, the provisions of this Agreement shall remain in effect except for Section 6.1 and thereafter either the Fund, Underwriter or the Company may terminate the Agreement as so continued pursuant to this Section 6.7 upon prior written notice to the other parties, such notice to be for a period that is reasonable under the circumstances but need not be greater than six months.

                6.8            The provisions of Article 5 shall survive the termination of this Agreement, and all provisions of this Agreement other than Section 6.1 shall survive the termination of this Agreement as long as shares of the Fund are held on behalf of Contract owners in accordance with Section 6.7.

ARTICLE 7
Notices

                 Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

                To the Fund and Adviser:                                                                                       With a copy to:
BlackRock Variable Series Funds, Inc.                                                                  BlackRock, Inc.
Attention:  Brian Schmidt                                                                                      Attn: Robert Connolly General Counsel
55 East 52nd Street                                                                                                     40 East 52nd Street
New York, NY  10055                                                                                                New York, NY  10022

To the Underwriter:                                                                                                  With a copy to:
BlackRock Investments, LLC                                                                                 BlackRock Investments, LLC
Attn: Frank Porcelli                                                                                                   Attn: Rick Froio, CCO
40 East 52nd Street                                                                                                     One Financial Center
New York, NY  10022                                                                                                Boston, MA  02110

                 If to the Company:

First Security Benefit Life Insurance and
Annuity Company of New York
One Security Benefit Place
Topeka, KS 66636-0001

ARTICLE 8
Miscellaneous

           8.1           The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

            8.2           This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

            8.3           If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

           8.4           This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York without reference to the conflict of laws provisions thereof, and shall, to the extent applicable, be subject to the provisions of the 1933, 1934, and 1940 Acts, and the rules, regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

            8.5           The parties to this Agreement acknowledge and agree that the Fund is a Maryland corporation, and that all liabilities of the Fund arising, directly or indirectly, under this Agreement, of any and every nature whatsoever, shall be satisfied solely out of the assets of the relevant Portfolio(s) of the Fund and that no Director, officer, agent or holder of Shares of the Fund shall be personally liable for any such liabilities.

           8.6           Each party shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the FINRA and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

           8.7           The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, to which the parties hereto are entitled under state and federal laws.

            8.8           The parties to this Agreement acknowledge and agree that this Agreement shall not be exclusive in any respect.

            8.9           Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written approval of the other parties.

            8.10          No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by all parties.

   8.11.a       All confidential information of a party and of the third parties with which it does business, including without limitation information relating to computer systems, Contract owner data, customer lists and business plans, is collectively referred to as its “Confidential Information.” Except as expressly permitted by this Agreement and except for information provided pursuant to

Schedule C, each party hereto will: (i) keep and maintain all Confidential lnformation of the other parties in strict confidence, using such degree of care as is appropriate to avoid unauthorized use or disclosure; (ii) not, directly or indirectly, disclose any Confidential lnformation of the other party or parties to any third party, except with the other party’s or parties’ prior written consent; and (iii) not make use of the other party’s or parties’ Confidential lnformation for its own purposes or the benefit of any party except the other.

8.11.b Each party will be permitted to disclose the others’ Confidential lnformation only to its employees, legal counsel, auditors and agents (collectively, “Employees”) having a need to know the Confidential lnformation in connection with the performance of its obligations under this Agreement The parties will instruct their respective Employees as to their obligations under this Agreement. Despite any contrary provision in this Agreement, any party may disclose the others’ Confidential lnformation to the extent required to comply with law, regulatory request, or a court order; provided, however, that each party must promptly notify the other parties of receipt of a request for Confidential lnformation made pursuant to law, regulatory request, or court order, give the other parties a reasonable opportunity to prevent the disclosure of the Confidential Information, and reasonably cooperate with the other parties in any efforts they make to prevent the disclosure of the Confidential Information.

8.11.c Despite any contrary provision in this Agreement, Confidential lnformation of a party will not include information that: (i) is or becomes generally known to the public not as a result of a disclosure by the other parties, (ii) is rightfully in the possession of the other parties before disclosure by the first party, (iii) is independently developed by the other parties without reliance on the Confidential Information, or (iv) is received by the other parties in good faith and without restriction from a third party not under a confidentiality obligation to the first party and having the right to make such disclosure. The parties each acknowledge that the disclosure of the otherss Confidential lnformation may cause irreparable injury to the others and damages which may be difficult to ascertain. Therefore, each party will be entitled to injunctive relief upon a disclosure or threatened disclosure of any of its Confidential lnformation that would violate the terms of this Agreement. Without limitation of the foregoing, each party will advise the others immediately in the event that it learns or has reason to believe that any person or entity which has had access to Confidential lnformation has violated or intends to violate the terms of this Agreement.

           IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Fund Participation Agreement as of the date and year first above written.

    BLACKROCK VARIABLE SERIES FUNDS, INC.

           By:          /S/

           Name:     Ben Archibald

           Title:      Assistant Secretary

    BLACKROCK INVESTMENTS, LLC

           By:         /S/
           Name:  Frank Porcelli
           Title:    Managing Director

    BLACKROCK ADVISORS, LLC

    By:       /S/

    Name:  Brian Schmidt

    Title:   Managing Director

    FIRST SECURITY BENEFIT LIFE INSURANCE AND
    ANNUITY COMPANY OF NEW YORK

    By:         /S/

    Name:    Douglas G. Wolff

    Title:      VP

Schedule A

Separate Accounts of First Security Benefit Life Insurance and Annuity Company of New York participating in Portfolios of BlackRock Variable Series Funds, Inc.

Separate Account A
Separate Account B

“Accounts” will include any new Accounts created subsequent to the date hereof.

Schedule B

Portfolios and Classes of BlackRock Variable Series Funds, Inc. offered to Separate Accounts of First Security Benefit Life Insurance and Annuity Company of New York

Available share classes of:

FUND NAME	CLASS	CUSIP	TICKER
EQUITY FUNDS
BlackRock Balanced Capital V.I. Fund	I	09253L108	AMBLI
BlackRock Basic Value V.I. Fund	I	09253L405	BAVLI
BlackRock Basic Value V.I. Fund	II	09253L504	BAVII
BlackRock Basic Value V.I. Fund	III	09253L603	BVIII
BlackRock Capital Appreciation V.I. Fund	I	09253L843	FDGRI
BlackRock Capital Appreciation V.I. Fund	III	09253L827	FGIII
BlackRock Equity Dividend V.I. Fund	I	09253L512	UTTLI
BlackRock Equity Dividend V.I. Fund	III	09253L488	UTIII
BlackRock Global Allocation V.I. Fund	I	09253L777	GLALI
BlackRock Global Allocation V.I. Fund	II	09253L769	GLAII
BlackRock Global Allocation V.I. Fund	III	09253L751	GAIII
BlackRock Global Opportunities V.I. Fund	I	09253L819	GLGRI
BlackRock Global Opportunities V.I. Fund	III	09253L785	GGIII
BlackRock International Value V.I. Fund	I	09253L645	IVVVI
BlackRock Large Cap Core V.I. Fund	I	09253L611	LGCCI
BlackRock Large Cap Core V.I. Fund	II	09253L595	LGCII
BlackRock Large Cap Core V.I. Fund	III	09253L587	LCIII
BlackRock Large Cap Growth V.I. Fund	I	09253L579	LGGGI
BlackRock Large Cap Growth V.I. Fund	III	09253L553	LGIII
BlackRock Large Cap Value V.I. Fund	I	09253L546	LCATT
BlackRock Large Cap Value V.I. Fund	II	09253L538	LCBTT
BlackRock Large Cap Value V.I. Fund	III	09253L520	LVIII
BlackRock Value Opportunities V.I. Fund	I	09253L470	SMCPI
BlackRock Value Opportunities V.I. Fund	II	09253L462	SMCII
BlackRock Value Opportunities V.I. Fund	III	09253L454	SCIII
FIXED INCOME FUNDS
BlackRock Government Income V.I. Fund	I	09253L744	GVBDI
BlackRock High Income V.I. Fund	I	09253L710	HICUI
BlackRock Total Return V.I. Fund	I	09253L702	CRBDI
BlackRock Total Return V.I. Fund	III	09253L884	CBIII
INDEX FUND
BlackRock S&P 500 Index V.I. Fund	I	09253L678	IDXVI
BlackRock S&P 500 Index V.I. Fund	II	09253L660	IXVII
MONEY MARKET FUND
BlackRock Money Market V.I. Fund *	I	09253L876	DMMKI

* No fees shall be paid for the BlackRock Money Market V.I. Fund

“Portfolios” and “Classes” will include any new portfolios and classes created subsequent to the date hereof.

Schedule C

Shareholder Information Schedule entered into by and between BlackRock Investments, LLC and its successors, assigns and designees (“BRIL”) and the Intermediary.

BRIL, the Fund and the Intermediary agree that any request made to the Intermediary by BRIL or the Fund for shareholder transaction information, and the Intermediary’s response to such request, shall be governed by whatever practices the Fund and the Intermediary had utilized in the absence of a formal agreement, if any, to govern such requests.

For Schedule C, the following terms shall have the following meanings, unless a different meaning is clearly required by the contexts:

The term “Intermediary” shall mean First Security Benefit Life Insurance and Annuity Company of New York which is (i) a broker, dealer, bank, or other entity that holds securities of record issued by the Fund in nominee name; (ii) in the case of a participant directed employee benefit plan that owns securities issued by the Fund (1) a retirement plan administrator under ERISA or (2) any entity that maintains the plan’s participant records; or (iii) an insurance company separate account.

The term “Fund” shall mean BlackRock Variable Series Funds, Inc., an open-ended management investment company that is registered under Section 8 of the Investment Company Act of 1940 and for which BRIL acts as distributor, and, for purposes of this Schedule C, also refers to (i) BlackRock Advisors, LLC, the investment adviser to the Fund; (i) an administrator for the Fund; and (iii) the transfer agent for the Fund. The term not does include the BlackRock Money Market V.I. Fund.

The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Intermediary.

The term “Shareholder” means the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary (“Contract”), or a participant in an employee benefit plan with a beneficial interest in a contract.

The term “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund, but does not include the following: (i) transactions that are executed automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) transactions that are executed pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit or living benefit; (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) prearranged transfers at the conclusion of a required free look period.

The term “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

BRIL and the Intermediary hereby agree as follows:

Shareholder Information

1. Agreement to Provide Information. Intermediary agrees to provide the Fund or its designee, upon written request of BRIL or the Fund, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government issued identifier (“GII”) and the Contract owner number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s) of the account, and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or the account (if known) and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request. Unless otherwise specifically requested by the Fund, the Intermediary shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

2. Period Covered by Request. Requests must set forth a specific period, which generally will not exceed 90 days from the date of the request, for which transaction information is sought. BRIL and/or the Fund may request transaction information older than 90 days from the date of the request as they deem necessary to investigate compliance with policies (including, but not limited to, polices of the Fund regarding market-timing and the frequent purchasing and redeeming or exchanges of Fund shares or any other inappropriate trading activity) established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

3. Form and Timing of Response. (a) Intermediary agrees to provide, promptly, but in any event not later than five (5) business days after receipt of a request from the Fund, BRIL or their designee, the requested information specified in Section 1. If requested by the Fund, BRIL or their designee, Intermediary agrees to use best efforts to determine promptly, but in any event not later than five (5) business days after receipt of a request, whether any specific person about whom it has received the identification and transaction information specified in Section 1 is itself a financial intermediary (as defined in Rule 22c-2) (“indirect intermediary”) and, upon further request of the Fund, BRIL or their designee, promptly, but in any event not later than five (5) business days after receipt of a request, either (i) provide (or arrange to have provided) the information set forth in Section 1 for those Shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Intermediary additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

(b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Fund, BRIL or their designee and the Intermediary; and

(c) To the extent practicable, the format for any transaction information provided to the Fund, BRIL or their designee should be consistent with the NSCC Standardized Data Reporting Format.

4. Limitations on Use of Information. BRIL and the Fund and their affiliates agree not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory requests or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

5. Agreement to Restrict Trading. Intermediary agrees to execute written instructions from BRIL or the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by BRIL or the Fund, in their sole discretion, as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Intermediary’s account) that violate policies (including, but not limited to, policies of the Fund regarding market-timing and the frequent purchasing and redeeming or exchanging of Fund Shares or any other inappropriate trading activity) established or utilized by the Fund for the purpose of eliminating or reducing, or that would result in, any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Intermediary. Instructions must be received by Intermediary at the following address, or such other address that Intermediary may communicate to BRIL or the Fund in writing from time to time, including, if applicable, an e-mail and/or facsimile telephone number:

Security.BenefitRule22c-2@securitybenefit.com

6. Form of Instructions. Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII and the specific individual Contract owner number or participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is(are) to remain in place. If the TIN, ITIN, GII or the specific individual Contract owner number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

7. Timing of Response. Intermediary agrees to execute instructions to restrict or prohibit trading as soon as reasonably practicable, but not later than five (5) Business Days after receipt of the instructions by the Intermediary.

8. Confirmation by Intermediary. Intermediary must provide written confirmation to BRIL and the Fund that instructions to restrict or prohibit trading have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) Business Days after the instructions have been executed.

9. Construction of the Schedule; Fund Participation Agreement. This Schedule C supplements the Fund Participation Agreement. To the extent the terms of this Schedule C conflict with the terms of the Fund Participation Agreement, the terms of this Schedule C shall control.

Schedule D

Fund Summary Prospectus Schedule entered into by and among BlackRock Variable Series Funds, Inc. (the “Fund”), BlackRock Investments, LLC (the “Underwriter”), BlackRock Advisors, LLC (the “Adviser”), and First Security Benefit Life Insurance and Annuity Company of New York (the “Company”).

All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.

1.	For purposes of this Schedule D, the terms Summary Prospectus and Statutory Prospectus shall have the same meaning as set forth in Rule 498.

2.
The Fund shall provide the Company with copies of the Summary Prospectuses and any supplements thereto in the same manner and at the same times as the Agreement requires that the Fund provide the Company with Statutory Prospectuses.

3.
The Fund, the Adviser, and the Underwriter each represents and warrants that the Summary Prospectuses and the web site hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to the Fund and its Portfolios.  The Fund further represents and warrants that it has appropriate policies and procedures in place to ensure that such web site continuously complies with Rule 498.

4.
The Fund, the Adviser, and the Underwriter each agrees that the URL indicated on each Summary Prospectus will lead Contract owners directly to the web page used for hosting Summary Prospectuses and that such web page will host the current Fund documents required to be posted in compliance with Rule 498.  The Fund shall immediately notify the Company of any unexpected interruptions in availability of this web page.

5.
The Fund, the Adviser, and the Underwriter represent and warrant that they will be responsible for compliance with the provisions of Rule 498(f)(i) involving Contract owner requests for additional Fund documents made directly to the Fund, the Adviser, or the Underwriter, or one of their affiliates.  The Fund, the Adviser, and the Underwriter further represent and warrant that any information obtained about Contract owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Fund documents.

6.	The Company represents and warrants that it will respond to requests for additional Fund documents made by Contract owners directly to the Company or one of its affiliates.

7.	The Company represents and warrants that any bundling of Summary Prospectuses and Statutory Prospectuses will be done in compliance with Rule 498.

8.
At the Company’s request, the Adviser, the Underwriter, and the Fund will provide the Company with URLs to the current Fund documents for use with Company’s electronic delivery of Fund documents or on the Company’s website.  The Adviser, the Underwriter, and the Fund will be responsible for ensuring the integrity of the URLs and for maintaining the Fund’s current documents on the site to which such URLs originally navigate to.

9.
If the Fund determines that it will end its use of the Summary Prospectus delivery option, the Fund will provide the Company with at least 60 days’ advance notice of its intent so that the Company can arrange to deliver a Statutory Prospectus in place of a Summary Prospectus.  In order to comply with Rule 498(e)(1), the Fund shall continue to maintain its website in compliance with the requirements of this Agreement and Rule 498 for a minimum of 90 days after the termination of any such notice period.

10.	The parties agree that all other provisions of the Participation Agreement, including the Indemnification provisions, will apply to the terms of this Schedule D as applicable.

11.
The parties agree that the Company is not required to distribute Summary Prospectuses to its Contract owners, but rather use of the Summary Prospectus will be at the discretion of the Company.  The Company agrees that it will give the Adviser, the Underwriter, and the Fund sufficient notice of its intended use of the Summary Prospectuses or the Statutory Prospectus.

SCHEDULE E
EXPENSES
The Fund and the Company will coordinate the functions and pay the costs of the completing these functions based upon an allocation of costs in the tables below.  The term “Current” is defined as an existing Contract owner with value allocated to one or more Portfolios.  The term “Prospective” is defined as a potential new Contract owner.

Item	Function	Party Responsible for Expense
Fund Prospectus	Printing and Distribution (including postage)	Current and Prospective – Fund or Company (Company may choose to do the printing at Fund’s expense subject to Section 2.2)
Fund Prospectus and SAI Supplements	Printing and Distribution (including postage)	Fund or Company (Company may choose to do the printing at Fund’s expense subject to Section 2.2)
Fund SAI	Printing and Distribution (including postage)	Fund
Proxy Material for Fund	Printing, Distribution to Current (including postage), tabulation and solicitation	Fund
Fund Annual & Semi-Annual Report	Printing and Distribution (including postage)	Fund or Company (Company may choose to do the printing at Fund’s expense subject to Section 2.2)
Contract Prospectus	Printing and Distribution (including postage)	Company
Contract Prospectus and SAI Supplements	Printing and Distribution (including postage)	Company
Contract SAI	Printing and Distribution (including postage)	Company
Other communication to Prospective and Current	Printing and Distribution (including postage)	If Required by Law or Fund – Fund If Required by Company – Company
Operations of the Fund
All operations and related expenses, including the cost of registration and qualification of shares, taxes on the issuance or transfer of shares, cost of management of the business affairs of a Fund, and expenses paid or assumed by a Fund pursuant to any Rule 12b-1 plan
Fund
Operations of the Accounts	Federal registration of units of separate account (24f-2 fees)	Company

First Amendment to Fund Participation Agreement

This First Amendment (the “Amendment”), executed as of October 1, 2014 and effective as of October 1, 2014 (the “Effective Date”) to the Fund Participation Agreement, executed as of March 16, 2011 and effective as of April 1, 2011 (the “Agreement”), is entered into by and between BlackRock Variable Series Funds, Inc. (the “Fund”), BlackRock Investments, LLC (“BRIL”), BlackRock Advisors, LLC (“BAL”) and First Security Benefit Life Insurance and Annuity Company of New York (the “Company”) (collectively, the “Parties”).

WHEREAS, the Parties desire to amend the Agreement to update the list of investment Portfolios of the Fund available to the Company pursuant to the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the Parties, intending to be legally bound, agree as follows:

1.	Schedule B of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule B.

2.	Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

3.	This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Amendment by their duly authorized officers as of the Effective Date.

BlackRock Variable Series Funds, Inc.		First Security Benefit Life Insurance and Annuity Company of New York

By:	BRENDAN KYNE	By:	DOUGLAS WOLFF

Print Name:	Brendan Kyne	Print Name:	Douglas Wolff

Title:	Vice President	Title:	President

BlackRock Investments, LLC		BlackRock Advisors, LLC

By:	JONATHAN MARO	By:	LISA HILL

Print Name:	Jonathan Maro	Print Name:	Lisa Hill

Title:	Director	Title:	Managing Director

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Schedule B

Portfolios and Classes of BlackRock Variable Series Funds, Inc. offered to Separate Accounts of First Security Benefit Life Insurance and Annuity Company of New York

Available share classes of:

Fund Name	Class	CUSIP	Ticker
Equity Funds
BlackRock Basic Value V.I. Fund	I	09253L405	BAVLI
BlackRock Basic Value V.I. Fund	II	09253L504	BAVII
BlackRock Basic Value V.I. Fund	III	09253L603	BVIII
BlackRock Capital Appreciation V.I. Fund	I	09253L843	FDGRI
BlackRock Capital Appreciation V.I. Fund	III	09253L827	FGIII
BlackRock Equity Dividend V.I. Fund	I	09253L512	UTTLI
BlackRock Equity Dividend V.I. Fund	III	09253L488	UTIII
BlackRock Global Allocation V.I. Fund	I	09253L777	GLALI
BlackRock Global Allocation V.I. Fund	II	09253L769	GLAII
BlackRock Global Allocation V.I. Fund	III	09253L751	GAIII
BlackRock Global Opportunities V.I. Fund	I	09253L819	GLGRI
BlackRock Global Opportunities V.I. Fund	III	09253L785	GGIII
BlackRock International V.I. Fund	I	09253L645	IVVVI
BlackRock iShares Alternative Strategies V.I. Fund	I	09253L397	BVASX
BlackRock iShares Alternative Strategies V.I. Fund	III	09253L389	BASVX
BlackRock iShares Dynamic Allocation V.I. Fund	I	09253L371	BVDAX
BlackRock iShares Dynamic Allocation V.I. Fund	III	09253L363	BDAVX
BlackRock iShares Equity Appreciation V.I. Fund	I	09253L447	BVEAX
BlackRock iShares Equity Appreciation V.I. Fund	III	09253L439	BEAVX
BlackRock Large Cap Core V.I. Fund	I	09253L611	LGCCI
BlackRock Large Cap Core V.I. Fund	II	09253L595	LGCII
BlackRock Large Cap Core V.I. Fund	III	09253L587	LCIII
BlackRock Large Cap Growth V.I. Fund	I	09253L579	LGGGI
BlackRock Large Cap Growth V.I. Fund	III	09253L553	LGIII
BlackRock Large Cap Value V.I. Fund	I	09253L546	LCATT
BlackRock Large Cap Value V.I. Fund	II	09253L538	LCBTT
BlackRock Large Cap Value V.I. Fund	III	09253L520	LVIII
BlackRock Managed Volatility V.I. Fund	I	09253L108	AMBLI
BlackRock Value Opportunities V.I. Fund	I	09253L470	SMCPI
BlackRock Value Opportunities V.I. Fund	II	09253L462	SMCII
BlackRock Value Opportunities V.I. Fund	III	09253L454	SCIII
Fixed Income Funds
BlackRock High Yield V.I. Fund	I	09253L710	HICUI
BlackRock High Yield V.I. Fund	III	09253L686	HCIII
BlackRock iShares Dynamic Fixed Income V.I. Fund	I	09253L421	BVDFX
BlackRock iShares Dynamic Fixed Income V.I. Fund	III	09253L413	BDFVX
BlackRock Total Return V.I. Fund	I	09253L702	CRBDI
BlackRock Total Return V.I. Fund	III	09253L884	CBIII
BlackRock U.S. Government Bond V.I. Fund	I	09253L744	GVBDI
BlackRock U.S. Government Bond V.I. Fund	III	09253L728	GBIII

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Fund Name	Class	CUSIP	Ticker
Index Fund
BlackRock S&P 500 Index V.I. Fund	I	09253L678	IDXVI
BlackRock S&P 500 Index V.I. Fund	II	09253L660	IXVII
Money Market Fund
BlackRock Money Market V.I. Fund*	I	09253L876	DMMKI

*	No payments for administrative services will be made on this Portfolio.

“Portfolios” and “Classes” will include any new portfolios and classes created subsequent to the date hereof.

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